Exhibit 4.17

                   FINANCIAL ADVISORY AND CONSULTING AGREEMENT

     This agreement ("Agreement") is made and entered into this 12th day of April, 2001 among Global Technologies, Ltd., a Pennsylvania corporation ("GT"), Equilink Capital Partners, LLC, a New York limit liability corporation ("Equilink") and National Securities Corporation ("National").

                                    RECITALS:

     GT and Equilink are parties to a Financial Consulting Agreement, dated as of March 22, 2001 (the "Consulting Agreement"), pursuant to which GT engaged Equilink. As contemplated by Section 7 of the Consulting Agreement, Equilink wishes to engage National as its advisor, to aid Equilink in providing consulting services to GT.

     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties, intending to be legally bound for themselves and their respective heirs, legal representatives, successors and assigns, agree as follows:

     1. PURPOSE. Equilink hereby retains National on a non-exclusive basis during the Engagement Period (as hereinafter defined) specified to render financial advice to Equilink in connection with Equilink's engagement by GT. National shall provide Equilink with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that National shall not be obligated to spend any specific amount of time performing duties hereunder.

     2. TERM AND CONSIDERATION. This Agreement shall be effective for a period of twelve months commencing on the date first written above (the "Engagement Period"). Global shall issue to National, upon execution of this Agreement, a warrant substantially in the form of EXHIBIT A attached hereto.

     3. FINANCIAL ADVISORY SERVICES. National, based on its discussions with Equilink, believes that it may assist Equilink by performing the following financial advisory services (the "Financial Advisory Services") and National shall be limited to providing only those such Financial Advisory Services.

     (i) Advising Equilink on GT's corporate sponsorship and exposure in connection with the dissemination of GT corporate information to the investment community at large;

     (ii) Advising Equilink on GT's financial structure of its business model, as such relates to the public market for GT's equity securities;

    (iii) Advising Equilink on GT's acquisition strategy, as such program relates to the public market for the GT's equity securities;

     (iv) Advising Equilink on the timing and structure of any future public offering or private placement of the GT's equity securities.

     In connection with National providing the Financial Advisory Services to Equilink, Equilink and GT shall provide National with any information that National deems appropriate. Equilink and GT hereby acknowledges that National will be using and relying on said information without independent verification and that National assumes no responsibility for the accuracy and completeness of any information provided to it. Should Equilink desire National to provide any financial advisory services not listed above, the parties shall enter into an additional engagement letter and National's compensation for such additional services shall be set forth therein.

     4. RELATIONSHIPS WITH OTHERS. Equilink and GT acknowledge that National and/or its affiliates are in the business of providing investment banking, financial advisory and consulting services to others. Nothing herein contained shall be construed to limit or restrict National in conducting such business with respect to others, or in rendering such services to others.

     5. CONFIDENTIAL INFORMATION. In connection with the rendering of services hereunder, National has been or will be furnished with confidential information concerning GT including, but not limited to, financial statements and information, cost and expense data, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources. Such information shall be deemed "Confidential Material" and, except as contemplated hereby, shall not be disclosed by National without prior written consent of GT. In the event National is required by applicable law or legal process to disclose any of the Confidential Material, it is agreed that National will deliver to GT prompt notice of such requirement prior to disclosure of same to permit the GT to seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order or receipt of written waiver, National is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, National may do so without liability hereunder provided that notice of such prospective disclosure is delivered to GT prior to actual disclosure. Following the termination of this Agreement and a written request by GT, National shall deliver to GT all Confidential Material.

     6. NATIONAL'S LIABILITY & INDEMNIFICATION OF NATIONAL BY EQUILINK AND GT.

     (a) In the absence of gross negligence or willful misconduct on the part of National or National's material breach of this Agreement, National shall not be liable to Equilink nor GT, nor to any their officers, directors, employees, agents, representatives, stockholders or creditors for any action or omission of National or any of its officers, directors, employees, agents, representatives or stockholders in the course of, or in connection with, rendering or performing any services hereunder. Any liability of National in connection with this Agreement shall be limited to the aggregate fees received by National hereunder, and shall not include any liability for incidental, consequential or punitive damages.

     (b) Equilink and GT agree to indemnify National in accordance with the terms of the indemnification agreement attached hereto as Exhibit A, which is incorporated by reference in its entirety into this Agreement and made a part hereof.

     7. EXPENSES. GT shall reimburse National for all of its actual out-of-pocket expenses up to $5000. Any additional expense above this amount should be agreed upon both parties, including but not limited to travel, legal fees, printing, and other expenses, incurred in connection with the provision of services hereunder. National will not bear any of the Equilink's or GT's legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. Unless otherwise specifically stated herein, neither National, its affiliated companies (including, without limitation, Olympic Cascade Financial Corporation), nor their directors, employees or agents is responsible for any fees or commissions payable now or in the future to any finder or to any other financial or other advisor utilized or retained by Equilink or GT. Reimbursable expenses will be billed by National to GT on a monthly basis and GT shall pay such expenses within ten days of receiving such a bill.

     8. MERGER & ACQUISITION ADVISORY SERVICES. If Equilink desires National to provide merger/acquisition advice on GT and GT consummates an acquisition of, or merger with, another business (a "Business Combination") during the Engagement Period, then GT shall pay National fees and other forms of compensation as are customarily received by investment bankers in similar transactions. National's role and specific compensation with respect to any Business Combination shall be subject to an additional engagement letter to be executed by National and GT at such time as is appropriate.

     9. LIMITATION UPON THE USE OF ADVICE AND SERVICES.

     (a) No person or entity, other than Equilink and GT or any of their subsidiaries or directors or officers of each of the foregoing, shall be entitled to make, use of, or rely upon the advice of National to be given hereunder, and Equilink and GT shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of National.

     (b) Equilink and GT hereby acknowledges that National, for services rendered as contemplated by this Agreement, makes no commitment whatsoever to recommend or advise its clients to purchase the securities of GT. Research reports or corporate finance reports that may be prepared by National will, when and if prepared, be done solely on the merits or judgment of analysts of National or any corporate finance personnel of National.

     (c) Equilink and GT hereby acknowledges that National, for services rendered as contemplated by this Agreement, makes no commitment whatsoever to make a market in any of GT's securities on any stock exchange or in any electronic marketplace. Any decision by National to make a market in any of the GT's securities shall be based solely on the independent judgment of National's management, employees, and agents.

     (d) Use of National's name in annual reports or any other report or release of Equilink or GT require the prior written approval of National unless Equilink or GT is required by law to include National's name in such annual reports, other report or release, in which event Equilink or GT, as the case may be, shall furnish to National copies of such annual reports or other reports or releases using National's name in advance of publication.

     10. TERMINATION. This Agreement may be terminated at any time during the Engagement Period by National upon five (5) days prior written notice to Equilink, in the event that National becomes aware of (i) any change in the business or operations of Equilink or GT which National reasonably believes may adversely affect National's ability to render the services contemplated hereunder, (ii) any misrepresentation by Equilink or GT with respect to GT's business operations, assets, condition (financial or otherwise), results of operations or prospects, or (iii) any breach by the Equilink or GT of their obligations under this Agreement.

     In the event of termination (i) this Agreement shall become void, without liability on the part of National or its affiliates, directors, officers or stockholders, and (ii) National shall be entitled to retain the Warrants and receive compensation for services it has rendered, including payment for expenses it has incurred up to the date of such termination.

     11. DISCRETION. Nothing contained herein shall require GT to enter into any transaction based on services provided by National; any such decision shall be at the GT's sole discretion.

     12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     13. MISCELLANEOUS.

     (a) Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to:

          National at:
          National Securities Corporation
          1001 Fourth Avenue, Suite 2200
          Seattle, Washington 98154
          Fax:  413-581-6527

          Equilink at:
          Equilink Capital Partners
          488 Madison Avenue
          New York, NY  10022
          Fax:  212-755-8650

          Global Technologies at:
          1811 Chestnut Street, Suite 120
          Philadelphia, PA  19103
          Fax:  215-972-8183

          Notices or other communications shall be deemed to be given on the date of receipt.

     (b) If National shall cease to do business, the provisions hereof relating to duties of National and compensation by Equilink as it applies to National shall thereupon cease to be in effect, except for the Equilink's obligation of payment for services rendered prior thereto. This Agreement shall survive any merger of, acquisition of, or acquisition by National and after any such merger(s) or acquisition(s) shall be binding upon Equilink and GT and the corporations surviving such merger(s) or acquisition(s).

     (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party.

     (d) This Agreement has been duly authorized, executed and delivered by and on behalf of the Equilink, GT and National.

     (e) This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws rules.

     (f) There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. Neither party has the authority to bind the other or incur any obligation on the other's behalf.

     (g) Equilink and GT hereby acknowledge that National is not a fiduciary of either party, and that National makes no representations or warranties regarding GT's ability to secure financing, whether now or in the future.

     (h) This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective permitted successors, assigns and legal representatives.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

GLOBAL TECHNOLOGIES, LTD.               EQUILINK CAPITAL PARTNERS, L.P.

/s/ Irwin Gross                         /s/ Robert DePalo
-----------------------------------     ----------------------------------------
Name: Irwin Gross                       Name:  Robert DePalo
Title: Chairman                         Title:


NATIONAL SECURITIES CORPORATION

By: /s/ Steven A. Rothstein
   -------------------------------
Name: Steven A. Rothstein
Title: Chairman

                                    EXHIBIT A

                                 INDEMNIFICATION

     Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that National Securities Corporation's
("National") role is advisory, Global Technology, Ltd. ("GT") and Equilink Capital Partners, LP ("Equilink") agree to indemnify and hold harmless National, its affiliates (including Olympic Cascade Financial Corporation) and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of National hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of National hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, neither GT nor shall be liable in respect to any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. Equilink and GT further agree that each will not, without the prior written consent of National, settle compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not National or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of National and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

     Equilink and GT agree that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then Equilink and GT shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to Equilink and GT and their stockholders on the one hand, and National on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Equilink and GT and/or their stockholders and to National with respect to National's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by Equilink and GT and/or their stockholders pursuant to the Matters (whether or not consummated) for which National is engaged to render services bears to (ii) the fees paid to National in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by National pursuant to such engagement (excluding amounts received by National as reimbursement of the expenses).

     Equilink and GT further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Equilink and/or GT for or in connection with National's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of Equilink and GT shall be in addition to any liability which Equilink and GT may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Equilink and GT or an Indemnified Party.

     The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter of National's engagement and (iv) whether or not National shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.